February 25, 2005

Mr. Don Grasso
President & CEO
Rytec, Inc.
One Cedar Parkway
Jackson, WI 53037

Dear Don:

It was good to speak with you again today. The purpose of this letter is highlight the key points of today’s discussion in which I proposed revisions to the Distribution Agreement as described below.

1.
The $300,000 that Rytec has paid to Invisa in the “Original Equipment and Independent Distribution License Agreement” between Rytec and SmartGate dated July 12, 2002 now will be applied as compensation for development work performed by Invisa (instead of being applied as a price offset against future product delivery).

To compensate for period engineering expenditures by Invisa in 2005, the $300,000 will be drawn down according to a schedule:

Amount	Date of Payment
$75,000	March 15, 2005
$75,000	June 15, 2005
$75,000	September 15, 2005
$75,000	December 15, 2005

2.
In consideration for the above change in our agreement Exhibit D is updated to reflect that Rytec now receives a price reduction on the SmartGate units from $370 to MFN (“Most Favored Nation”) pricing. MFN pricing means that Rytec will enjoy our lowest pricing for product purchased in similar volume under similar terms and conditions.

3.
In Exhibit B of the Distribution Agreement, the term “SmartGate Product” shall now be updated to refer to “4th generation digital product or any upgrade or replacement thereto which provides similar function”.

4.	As SmartGate has been merged into Invisa and no longer is a separate business entity, references in the Distribution Agreement to “SmartGate” should be updated to “Invisa”.

Sincerely,                                                                                            Agreed to:

/s/ Herb M. Lustig	/s/ Don Grasso

Name: Herb M. Lustig Title President & CEO More Title	Name: Don Grasso Title: President & CEO More Title